UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 9, 2011

CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53874	82-0326560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 E. Huhua Road, Huating Economic & Development Area, Jiading District, Shanghai, China, 201811
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code    86-21-59974046

___________not applicable____________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.05	Costs Associated with Exit or Disposal Activities.

As discussed below, on June 9, 2011, the shareholders of China America Holdings, Inc. (the “Company”), approved the sale of its 56.08% interest in its former subsidiary, Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability (“AoHong Chemical”) to Glodenstone Development Limited, a British Virgin Islands company (“Glodenstone”) pursuant to the terms and conditions of the December 23, 2010 Membership Interest Sale Agreement (the “Agreement”). Following the June 9, 2011 shareholders’ meeting, the Company completed the sale of its 56.08% interest in AoHong to Glodenstone for $3,508,340 payable by Glodenstone’s forgiveness of the $1,780,000 debt the Company owed Glodenstone and the delivery to Company of Glodenstone’s promissory note in the principal amount of $1,728,340 (the “Purchase Note”).  The Purchase Note pays interest at an annual rate of 5%, is due December 31, 2011 and is secured by the 56.08% ownership interest in AoHong Chemical (the “Collateral”).  In the event that Glodenstone does not pay the amounts due under the terms of the Purchase Note, the Company may, at its option, (i) declare the entire unpaid principal balance of the Purchase Note, together with accrued and unpaid interest, immediately due and payable; (ii) sell the Collateral in a private or public sale and apply the proceeds of the sale of the Collateral towards repayment of the Glodenstone obligations under the Purchase Note; and (iii) pursue any other remedy available to us at law or in equity.

Further information regarding the details of this transaction was contained in the Company’s definitive Proxy Statement on Schedule 14A as filed with the SEC on May 11, 2011.

The Company will record a loss on disposal of discontinued operations in the approximate amount of $3,219,209 in the period ending June 30, 2011 in connection with the completion of the sale of its 56.08% interest in AoHong Chemical under the terms of the Agreement. The estimated loss is based on the estimated excess of the book value of our 56.08% interest in AoHong Chemical over the selling price.

The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement, which was filed by the Company with the SEC as Exhibit 10.18 to the Quarterly Report on Form 10-Q on December 29, 2010, and is incorporated herein by reference.

The business and operations of AoHong represented substantially all of the Company’s business and operations.  As a result of the completion of the sale of its 56.08% interest in AoHong to Glodenstone, the Company is now a “shell company” as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon closing of the sale of the Company’s 56.08% interest in AoHong Chemical, Mr. Aihua Hu resigned as a Director of the Company as set forth in the Agreement. Mr. Hu’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a)	A Special Meeting of Shareholders (the “Special Meeting”) of the Company was held on June 9, 2011 at 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441.

A total of 101,431,901 shares of the Company’s common stock outstanding and entitled to vote were present at the meeting in person or by proxy. The voting results were as follows:

1.
The vote to approve and adopt the Membership Interest Sale Agreement dated December 23, 2010 by and between Glodenstone Development Limited, a British Virgin Island company (“Glodenstone”), Mr. Aihua Hu and Ms. Ying Ye, related parties, and China America Holdings, Inc. and its majority owned subsidiary, Shanghai AoHong Chemical Co., Ltd., a Chinese limited liability company (“AoHong Chemical”) (the “Purchase Agreement”) pursuant to which at closing the Company will sell its 56.08% membership interest in AoHong Chemical to Glodenstone for $3,508,340 was as follows:

For	Against	Abstain	Non-Votes
101,431,901	0	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Dated: June 14, 2011	By:	/s/ Shaoyin Wang
Shaoyin Wang
Chief Executive Officer and President